FOR IMMEDIATE RELEASE

FORWARD REPORTS FISCAL 2018 SECOND QUARTER RESULTS

Revenues of $9 million and operating income of $232 thousand for the quarter

West Palm Beach, FL – May 21, 2018 – Forward Industries, Inc. (NASDAQ:FORD), a leading product design and development company and distributor of custom carry and protective solutions today announced financial results for its second fiscal quarter ended March 31, 2018.  Included in the second quarter results are the financial results from our new subsidiary, Intelligent Product Solutions (IPS), which we acquired on January 18, 2018.

Second Quarter 2018 Financial Highlights

  Revenues were $9 million compared to $4.5 million from the second quarter of 2017. An increase of 98%.

  Income from Operations was $232 thousand compared to a loss of $237 thousand in the second quarter of 2017.

  Gross profit percentage increased to 20% compared to 15.8% in the second quarter of 2017.

  Net income was $948 thousand (inclusive of a non-cash tax benefit of $747 thousand) compared to net loss of $238 thousand in the second quarter of 2017.

  Net income per share was $0.10 per share compared to a loss of $0.03 per share for the second quarter of 2017.

  Cash and cash equivalents totaled $3.3 million at March 31, 2018.

Terry Wise, Chief Executive Officer of Forward Industries, stated, “We are delighted with the strong set of results for this quarter. Clearly, the enhanced group following our recent acquisition of Intelligent Product Solutions have delivered a significant improvement in the Company’s performance.  It is pleasing to see that the organic Forward business grew this quarter relative to the previous equivalent fiscal quarter but I have no doubt that we will continue to face challenges in the diabetic sector of our business. The Company will continue to safeguard our existing top tier customers, but as a priority, the business will focus on leveraging cross selling opportunities between organic Forward and the design and development capability of IPS.  This is a very exciting time for Forward and I am hopeful of a promising future for the Company.”

The tables below are derived from the Company’s unaudited, condensed consolidated financial statements included in its Quarterly Report on Form 10-Q filed on May 18, 2018 with the Securities and Exchange Commission. Please refer to the Form 10-K for complete financial statements and further information regarding the Company’s results of operations and financial condition relating to the fiscal years ended September 30, 2017 and 2016. Please also refer to the Form 10-K and 10-Q for the fiscal quarter ended December 31, 2018 for a discussion of risk factors applicable to the Company and its business.

Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 including statements regarding opportunities presented from the IPS acquisition.  Forward has tried to identify these forward-looking statements by using words such as “may”, “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions.  These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.  These risks include the inability to expand our customer base, pricing pressures, lack of success of new sales people and unanticipated issues with our affiliated sourcing agent, failure to take advantage of synergies between IPS and Forward and issues integrating with IPS.  No assurance can be given that the actual results will be consistent with the forward-looking statements.  Investors should read carefully the factors described in the “Risk Factors” section of the Company’s filings with the SEC, including the Company’s Form 10-K for the year ended September 30, 2017 for information regarding risk factors that could affect the Company’s results.  Except as otherwise required by Federal securities laws, Forward undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

About Forward Industries

Incorporated in 1962, and headquartered in West Palm Beach, Florida, Forward Industries is a global designer and distributor of mobile device cases and accessories. In January the company acquired Intelligent Product Solutions Inc. adding a leading product design, development solution for our customers.

Contact:

Forward Industries, Inc.

Michael Matte, CFO

(561) 465-0031

FORWARD INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2018	2017	2018	2017

Net Revenues	$9,012,427	$4,532,876	$15,348,894	$11,124,124
Cost of Sales	7,181,662	3,816,790	12,515,533	9,249,209
Gross Profit	1,830,765	716,086	2,833,361	1,874,915

Operating expenses:
Sales and marketing	519,966	389,694	798,028	807,221
General and administrative	1,078,735	563,479	1,752,196	1,156,659
Total operating expenses	1,598,701	953,173	2,550,224	1,963,880

Income (loss) from operations	232,064	(237,087)	283,137	(88,965)

Interest expense	(30,907)	-	(30,907)	-
Other income (expense)	310	(443)	(4,112)	2,927
Total Other income (expense)	(30,597)	(443)	(35,019)	2,927

Income (loss) before income taxes	201,467	(237,530)	248,118	(86,038)

Benefit from income taxes	747,000	-	747,000	-
Net Income (loss)	$948,467	$(237,530)	$995,118	$(86,038)

Net income (loss) per basic common share	$0.10	$(0.03)	$0.11	$(0.01)
Net income (loss) per diluted common share	$0.10	$(0.03)	$0.11	$(0.01)

Weighted average number of common and
common equivalent shares outstanding:
Basic	9,291,334	8,671,240	9,023,166	8,646,103
Diluted	9,398,054	8,671,240	9,146,218	8,646,103

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

 FORWARD INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	September 30,
	2018	2017
	(Unaudited)	(Note 1)
Assets
Current assets:
Cash	$3,326,266	$4,622,981
Accounts receivable	9,247,065	6,218,563
Inventories	1,447,676	2,120,971
Prepaid expenses and other current assets	201,768	157,930
Total current assets	14,222,775	13,120,445
Property and equipment, net	360,230	20,658
Intangible assets, net	1,492,863	-
Goodwill	2,182,427	-
Other assets	63,547	12,843
Total assets	$18,321,842	$13,153,946

Liabilities and shareholders' equity
Current liabilities:
Line of credit	$800,000	$-
Accounts payable	314,951	67,351
Due to Forward China	2,295,668	3,736,451
Deferred Income	271,758	169,642
Deferred consideration, short-term portion	492,000	-
Notes payable - short-term portion	1,876,889	-
Capital leases payable - short-term portion	44,652	-
Accrued expenses and other current liabilities	527,942	213,117
Total current liabilities	6,623,860	4,186,561
Other liabilities:
Notes payable - long-term portion	102,336	-
Capital leases payable - long-term portion	47,030	-
Deferred rent	37,849	36,963
Deferred consideration - long-term portion	1,044,000	-
Total other liabilities	1,231,215	36,963
Total liabilities	7,855,075	4,223,524
Commitments and contingencies
Shareholders' equity:
Common stock, par value $0.01 per share; 40,000,000 shares authorized;
9,516,554 and 8,920,830 shares issued and outstanding, respectively	95,165	89,208
Additional paid-in capital	18,471,943	17,936,673
Accumulated deficit	(8,100,341)	(9,095,459)
Total shareholders' equity	10,466,767	8,930,422
Total liabilities and shareholders' equity	$18,321,842	$13,153,946

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.